Exhibit (c)(3)
Proprietary & Confidential

Presentation to the Special Committee of TAMPA
3 November 2006

Assumptions and Qualifications	Proprietary & Confidential

These materials are provided solely for the information of the Special Committee of the Board of Directors of OSI Restaurant Partners, Inc. (the “Company”) by Wachovia Capital Markets, LLC (“Wachovia Securities”) in connection with the Special Committee’s consideration of a potential transaction involving the Company and Kangaroo Holdings, Inc. (the “Proposed Transaction”). These materials are for discussion purposes only and may not be relied upon by any security holder of the Company or any other third party for any purpose whatsoever. These materials were prepared for a specific use by specific persons and were not prepared with a view to public disclosure or to conform with any disclosure standards under securities laws or otherwise. These materials were not prepared for use by readers not as familiar with the business and affairs of the Company as the Special Committee and, accordingly, neither the Special Committee, the Company nor Wachovia Securities or their respective advisors take any responsibility for these materials when used by persons other than the Special Committee.
These materials were provided on a confidential basis solely for the information of the Special Committee and may not be disclosed to or shared with others (other than the Company’s advisors), in whole or in part, or summarized or otherwise referred to except as agreed to in writing by Wachovia Securities. Notwithstanding the foregoing, Wachovia Securities imposes no restrictions on the disclosure by the Company (including its employees, representatives and agents) of the tax treatment or tax structure of any transaction, including those portions of any materials containing such information that are provided by Wachovia Securities to the Company. Any tax statement contained in these materials regarding any U.S. federal tax is not intended or written to be used, and cannot be used, by any taxpayer for the purpose of avoiding any penalties. Any such statement herein was written to support the marketing or promotion of the transaction(s) or matter(s) to which the statement relates. Each taxpayer should seek advice based on the taxpayer’s particular circumstances from an independent tax advisor. Wachovia Securities is not an expert on, and nothing contained herein should be construed as advice with regard to, legal, accounting, regulatory, insurance or tax matters.
These materials necessarily are based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date of these materials. Neither the Special Committee, the Company nor Wachovia Securities undertakes any obligation to update, revise or reaffirm these materials. Any opinions expressed in these materials are subject to change without notice and may differ from or be contrary to other opinions expressed by Wachovia Securities or its affiliates. These materials are not intended to provide the sole basis for evaluation of the Proposed Transaction, do not purport to contain all information that may be required and should not be considered a recommendation with respect to the Proposed Transaction. The analyses contained in these materials must be considered as a whole. Selecting portions of the analyses, without considering all analyses, would create an incomplete view. Individual estimates of value contained in the analyses are not necessarily indicative of actual value, which may be significantly more or less favorable than as set forth therein. In preparing these materials, Wachovia Securities has not conducted any physical inspection or independent appraisal or evaluation of any of the assets, properties or liabilities (contingent or otherwise) of the Company or any other participant in the Proposed Transaction, nor was Wachovia Securities provided with any such appraisal or evaluation.
Wachovia Securities has assumed and relied upon the accuracy and completeness of the financial and other information obtained from management of the Company and public sources without assuming any responsibility for independent verification of such information, makes no representation or warranty (express or implied) in respect of the accuracy or completeness of such information and has further relied upon the assurances of the Company that it is not aware of any facts or circumstances that would make such information inaccurate or misleading. To the extent such information includes estimates and forecasts of future financial performance (including estimates of potential cost savings and synergies) prepared by or reviewed or discussed with management of the Company or obtained from public sources, we have assumed that such estimates and forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of such management (or, with respect to estimates and forecasts obtained from public sources, represent reasonable estimates). Wachovia Securities takes no responsibility for such estimates or forecasts or the assumptions on which they are based. In addition, we have relied upon and assumed, without independent verification, that the final forms of the draft documents reviewed by us will not differ in any material respect from such draft documents.

Table of Contents	Proprietary & Confidential

I.	Executive Summary

II.	Transaction Overview

III.	Valuation Overview

IV.	Appendix

“Wachovia Securities” is the trade name for the corporate and investment banking services of Wachovia Corporation and its subsidiaries. Debt and equity underwriting, trading, research and sales, loan syndications agent services, and corporate finance and M&A advisory services are offered by Wachovia Capital Markets, LLC, member NASD, NYSE and SIPC. Mezzanine capital, private equity, municipal securities trading and sales, cash management, credit, international, leasing and risk management products and services are offered by various non-broker dealer subsidiaries of Wachovia Corporation.
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Proprietary & Confidential

Executive Summary

Executive Summary	Proprietary & Confidential

Situation Overview
•	On April 17, 2006, TAMPA engaged Wachovia Capital Markets, LLC (“Wachovia”) as its exclusive financial advisor to assist in the review of strategic alternatives.

•	Wachovia has discussed with the Board of Directors (the “Board”) of the Company several strategic alternatives including:
–	On April 25, 2006, Wachovia met with the Board to discuss preliminary strategic alternatives, including potential capital structure changes, shareholder distributions, and concept divestitures.

–	Between May 22 and July 17, 2006, Wachovia presented various updated analyses related to the contemplated strategic alternatives.

–	On July 25, 2006, Wachovia met with the Board to discuss further a leveraged recapitalization via a share repurchase.

–	On August 14 and 18, 2006, Wachovia held follow-up meetings with the Board and provided an overview of the potential financing structures of a recapitalization and provided a review of the updated Management Plan projections.
•	In June, the private equity firms, BOSTON and CONNECTICUT, partnered together to analyze the opportunity to potentially acquire TAMPA.

•	Following discussions with management from June through July, 2006, BOSTON and CONNECTICUT (collectively, the “Buyer Group”) jointly submitted two preliminary indications of interest in August 2006, to take the Company private.

•	On October 4, 2006, the Special Committee received a revised indication of interest for $40.00 per share and, on October 9, 2006, determined to continue to negotiate a transaction with the Buyer Group, including the drafting of a Definitive Agreement (the “Agreement”).
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Executive Summary	Proprietary & Confidential

Situation Overview - Buyer Group Dialogue
•	On June 16, 2006, the Buyer Group held an initial meeting with management to consider a possible acquisition of the Company through a going private transaction.

•	Subsequent to the initial meeting and through the month of July, the Buyer Group conducted due diligence and held conference calls with management covering operational topics.

•	On August 8, 2006, the Company received a preliminary indication of interest of $37.50 per share.
–	The Company received a revised indication of interest of $38.50 per share on August 18, 2006. At the Board meeting, the Board determined to form a Special Committee to evaluate the revised indication of interest.
•	On September 15, 2006, Wachovia reviewed the Buyer Group’s indication of interest with the Special Committee.

•	During the last week of September, the Buyer Group met with management, Wachovia and the Special Committee counsel to discuss diligence items and management’s most recent outlook for the Company.
–	Wachovia, Special Committee’s counsel, and management respond to Buyer Group’s additional due diligence requests.
•	In the first week of October, Wachovia received a verbal indication of a $39.50 per share indication of interest and Wachovia indicated that, if Buyer Group had additional value to offer, it should enhance its indication of interest further.
–	On October 4, 2006, the Special Committee received an indication of interest of $40.00 per share.
•	On October 9, 2006, Wachovia reviewed the Buyer Group’s indication of interest with the Special Committee. The Committee determined to continue negotiations with the Buyer Group.
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Proprietary & Confidential

Transaction Overview

Transaction Overview	Proprietary & Confidential

Indication of Interest Summary - Buyer Group
•	Significant deal terms include the following:
–	$40.00 per share in cash.
•	Financing:
–	Buyer Group provided firm commitment letters and term sheets from the combined financing source (Bank of America and Deutsche Bank), dated October 4, 2006.

–	$1,100.0 million term loan, $530.0 million unsecured real estate bridge facility, and $800.0 million senior bridge facility with corresponding leverage of 7.2x adjusted debt/EBITDAR (6.9x debt/EBITDA).

–	Financing includes $250.0 million undrawn revolver.

–	Buyer Group required to pre-fund a capital expenditure account with $100.0 million of equity.
Buyer Group Indication of Interest Calculation

(In millions, except per share data)
Offer Price per share	$40.00
Implied diluted share count(1)	75.5

Equity Purchase	$3,019.0

Plus: TAMPA’s Est. Net Debt as of 3/31/07 (2)	196.0

Enterprise Value	$3,215.0

Plus: Cash Overfund for Unit Expansion	100.0
Plus: Transaction Fees	100.0

Transaction Value	$3,415.0

9/30/06 LTM EBITDA Multiple ($366)	8.8	x
9/30/06 LTM Unadjusted EBITDA Multiple ($323)	10.0	x
Sources and Uses of Funds — Analysis of Buyer Group Indication of Interest (2)

($ in millions)
Uses of Cash		Sources of Cash
					Cum. Adj. Multiple of	Interest
Uses	Amount	Sources	Amount	% Total	2006E EBITDAR	Rates
Purchase of Equity	$3,019.0	Senior Secured Debt	$1,100.0	32.2%	4.3x	L + 3.00%
Debt Retirement	196.0	Senior Bridge	800.0	23.4%	6.0x	L + 5.75%
Cash Overfund for Unit Expansion	100.0	RealCo / PropCo Bridge	530.0	15.5%	7.2x	L + 5.75%
Transaction Fees and Expenses	100.0	Sponsor Equity	985.0	28.8%

Total	$3,415.0	Total	$3,415.0	100.0%

(1)	As of the 10/4/2006 indication of interest letter, the Buyer Group fully diluted share count assumed basic shares outstanding of 74.4 million and 1.1 million converted options and restricted stock (2.9 million vested options outstanding and 0.1 million shares of vested restricted stock). The diluted share count does not include unvested options or restricted stock.

(2)	Buyer Group indication of interest assumes estimated net debt of $196.0 million as of 3/31/2007. Enterprise value per Buyer Group indication of interest does not assume minority interest.
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Transaction Overview	Proprietary & Confidential

BOSTON Overview
Business Description
•	Established in 1984, BOSTON is one of the world’s leading private investment firms with approximately $40 billion in assets under management.

•	BOSTON Private Equity has raised nine funds and invested in more than 200 companies.

•	Specializes in leveraged buyouts and growth capital in diverse industries, including:
–	Retail and Consumer Products, with extensive experience in restaurants.

–	Industrial and Manufacturing.

–	Healthcare.

–	Information Technology.
Current/Previous Representative Investments

Investment	Date In	Business Description

	Jun-06	Specialty retail stores

	Jan-06	Retailer of merchandise for men, women, and children

	Dec-05	Restaurants offering coffee, donuts, bagels, muffins, ice creams, and sandwiches

	Mar-05	Specialty retailer of toys, baby-juvenile products, and children’s apparel

	Jul-02	Franchising and operation of fast food hamburger restaurants

	Sep-98	Leading U.S. pizza delivery service company
Key Statistics

Location	Boston, MA

Fund Size	$8.0 billion

Number of Investments	225+

Number of Investment Professionals	61
Deal Team/Advisors

Mark Nunnelly — Managing Director	Andrew Balson — Managing Director
Ian Blasco — Principal	David Humphrey — Associate

Legal Counsel — Ropes and Gray	Accounting Firm — PWC
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Transaction Overview	Proprietary & Confidential

CONNECTICUT Overview
Business Description
•	Founded in 1990, CONNECTICUT is a leading private investment firm focusing exclusively on the middle market consumer sector.

•	CONNECTICUT has over $2.0 billion of equity capital under active management.

•	The firm’s investment professionals have over 150 years of relevant industry, investment, and operating experience.

•	Strong focus on partnering with the management of portfolio companies to assist them in strategic decision making.
Current/Previous Representative Investments

Investment	Date In	Business Description

	Aug-06	Owner and franchiser of casual dining restaurants

	Jan-05	Operator of restaurants featuring breakfast, brunch and lunch

	Nov-98	Operator of a chain of Mexican food restaurants

	Feb-96	Owner and operator of Asian-themed casual dining restaurants

Key Statistics

Location	Greenwich, CT

Fund Size	$1.0 billion

Number of Investments	60+

Number of Investment Professionals	21
Deal Team
Michael Chu — Managing Director
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Proprietary & Confidential

Valuation Overview

Valuation Overview	Proprietary & Confidential

Valuation Analysis Overview
•	Our valuation analysis of TAMPA is based upon financial information provided by TAMPA management:
–	9/30/2006 latest twelve months financials, 2006 fiscal year-end financials and management projections from 2007 to 2011.
•	Wachovia utilized the following valuation methods to evaluate TAMPA:
–	Analysis of comparable publicly-traded companies;

–	Analysis of relevant recent mergers and acquisitions;

–	Discounted cash flow analysis;

–	Present value of future share price analysis;

–	Leveraged buyout analysis; and

–	Analysis of premiums paid in recent mergers and acquisitions.
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Valuation Overview	Proprietary & Confidential

Comparison of Operating Models – Management Plan and Management’s Downside Case
•	In addition to the Management Plan, TAMPA management also provided the Management’s Downside Case presented below.

•	Management’s Downside Case contains the following differences from the Management Plan:
–	Lower comp store sales projections for Outback (2007 – 2011) and Carrabba’s (2007 – 2008).

–	Discontinuation of the refurbishment program and associated decreased comp store sales growth.

–	Achievement of only 100 bps in operating efficiencies at Outback vs. 200 bps in Management Plan.
Comparison of Management Plan to Management’s Downside Case

($ in millions)
							‘06-’11
	2006	2007	2008	2009	2010	2011	CAGR
Revenue

Management Plan	$3,912.3	$4,243.1	$4,436.2	$4,814.0	$5,217.5	$5,622.3	7.5%
Management’s Downside Case	3,912.3	4,184.8	4,335.6	4,667.5	5,016.3	5,373.4	6.6%

Difference	$0.0	$58.2	$100.6	$146.5	$201.3	$248.9
EBITDA(1)

Management Plan	$355.1	$415.9	$481.6	$529.0	$592.6	$637.5	12.4%
Management’s Downside Case	355.1	382.3	428.6	480.8	534.7	573.6	10.1%

Difference	$0.0	$33.6	$53.0	$48.2	$58.0	$63.9
Total CapEx (Including Refurb)

Management Plan	$289.9	$201.2	$215.3	$225.1	$233.0	$212.0
Management’s Downside Case	289.9	201.2	215.3	192.1	200.0	199.0

Difference	$0.0	$0.0	$0.0	$33.0	$33.0	$13.0
Refurbish Program

Management Plan	N/A	$14.8	$33.0	$33.0	$33.0	$13.0
Management’s Downside Case	N/A	14.8	33.0	0.0	0.0	0.0

Difference	N/A	$0.0	$0.0	$33.0	$33.0	$13.0

Net New Units
Management Plan	122	94	90	95	100	100
Management’s Downside Case	122	94	90	95	100	100

Difference	0	0	0	0	0	0

Source: TAMPA management.
Note: Wachovia assumes accounting adjustments noted in the press release dated October 25, 2006 will not affect the projections presented and utilized in this presentation nor have any material impact on historical financial results detailed herein.
(1) Adjusted for asset impairments and non-cash PEP and LTIP expense.
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Valuation Overview	Proprietary & Confidential

Comparison of Operating Models — Management Plan and Management’s Downside Case
Source: TAMPA management.

Note: EBITDA adjusted for asset impairments and non-cash PEP and LTIP expense.
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Valuation Overview	Proprietary & Confidential

TAMPA Stock Price
Source: CapitalIQ as of November 2, 2006.
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Valuation Overview	Proprietary & Confidential

Summary of Valuation Analysis
($ in millions, except per share data)
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Valuation Overview	Proprietary & Confidential

Comparable Company and Transaction Summary

A	Lone Star Steakhouse and Saloon / Lone Star Funds
B	Mimi’s Café / Bob Evans
C	Ryan’s Restaurant Group Inc. / Buffets Inc.
D	Fox & Hound Restaurant Group / Newcastle Partners and Steel Partners
E	Worldwide Restaurant Concepts / Pacific Equity Partners
F	Main Street Restaurant Group / Briad Main Street, Inc.
G	Real Mex Restaurants, Inc. / Sun Capital Partners, Inc.
H	Saltgrass Steakhouse / Landry’s Restaurants, Inc.
I	Dave & Buster’s, Inc. / Wellspring Capital
J	Ninety – Nine Restaurants, Inc. / O’Charley’s, Inc.
K	Garden Fresh Restaurant Corp. / Fairmont Capital
L	Quality Dining / Management
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Valuation Overview	Proprietary & Confidential

Comparable Public Company Analysis
($ in millions)
•	Consensus estimate for TAMPA 2007P EPS of $1.79 per share.
•	Consensus estimate for TAMPA 2006 to 2007 EPS growth of 13.3%.

Company Name		Price (1)	% of 52	Shares	Mkt.	Enterprise	LTM Financials			Enterprise Value/		P/E Multiples		Growth	2007 (E)
Latest Qtr. FYE	Ticker	Low-High	Week High	Out.	Value	Value (2)	Sales	EBITDA	% Margin	LTM EBITA	LTM EBIT	2006(E)	2007(E)	Rate	PEG Ratio
Darden Restaurants, Inc.(3)	DRI	$41.59	93.6%	146.8	$6,106.5	$6,784.8	$5,767.3	$776.6	13.5%	8.7x	12.3x	18.3x	16.6x	12.4%	133.5%
8/27/06 - May		$32.00 - $44.43
Brinker International, Inc.	EAT	$45.76	95.3%	82.7	3,785.1	4,232.2	4,215.3	512.3	12.2%	8.3x	13.2x	18.5x	16.3x	13.5%	120.9%
9/27/06-June		$31.48 - $48.03
Ruby Tuesday, Inc. (3)(4)	RI	$27.43	83.2%	58.6	1,607.6	1,976.8	1,336.7	234.8	17.6%	8.4x	12.2x	16.3x	15.3x	15.4%	99.6%
9/5/06-June		$21.03 - $32.98
Applebee’s International, Inc.(4)	APPB	$22.89	86.5%	74.4	1,703.7	1,887.9	1,296.1	206.0	15.9%	9.2x	13.3x	20.4x	18.5x	14.9%	123.9%
9/24/06 - December		$17.29 - $26.47
Landry’s Restaurants, Inc.	LNY	$29.09	80.1%	22.1	643.8	1,462.0	1,395.4	185.6	13.3%	7.9x	12.8x	20.5x	14.2x	12.0%	118.3%
6/30/06 - December		$25.80 - $36.30
RARE Hospitality, Inc.(3)	RARE	$31.22	89.6%	34.0	1,061.7	1,087.1	1,046.6	125.7	12.0%	8.6x	13.2x	20.4x	17.4x	18.0%	96.9%
10/1/06 - December		$24.98 - $34.85

		Mean:	88.0%	69.8	$2,484.7	$2,905.1	$2,509.6	$340.1	14.1%	8.5x	12.8x	19.1x	16.4x	14.4%	115.5%
		Median:	88.0%	66.5	$1,655.6	$1,932.3	$1,366.1	$220.4	13.4%	8.5x	13.0x	19.4x	16.5x	14.2%	119.6%

TAMPA (3)(5)		$33.19	68.7%	74.7	2,478.8	2,715.8	3,839.5	366.1	9.5%	7.4x	15.2x	21.6x	16.8x	14.0%	119.7%
9/30/06 - December		$27.30 - $48.28

Buyer Group Offer		$40.00
(1)      Prices and earnings estimates obtained from the First Call Network on November 2, 2006.
(2)      Market value of equity plus net debt. Equity value determined by basic shares outstanding.
(3)      Denotes a company that holds a large portion of real estate.
(4)      Denotes a company that has a significant amount of franchised restaurants.
(5)      Net debt for TAMPA as of 6/30/2006.
Note: Operating results normalized for unusual and non-recurring expenses. Includes non-cash stock based compensation expense.
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Valuation Overview	Proprietary & Confidential

Comparable Acquisitions
($ in millions, except per share data)

			Income Statement Data				Valuation Data
			Latest Twelve Months				Equity
						Net	Market	Enterprise	EV/	EV/	EV/
Target Company	Acquiring Company	Transaction Date	Sales	EBITDA	EBIT	Income	Value	Value [1]	Sales	EBITDA	EBIT
Joe’s Crab Shack	JH Whitney Capital Partners	ANNOUNCED	N/A	N/A	N/A	N/A	N/A	$192.0	N/A	N/A	N/A
Lone Star Steakhouse and Saloon	Lone Star Funds	ANNOUNCED	677.6	$45.9	$22.8	$17.2	$624.3	566.1	0.8x	12.3x	24.8x
Real Mex Restaurants, Inc	Sun Capital Partners, Inc.	ANNOUNCED	549.9	57.6	39.7	14.7	359.0	359.0	0.7x	6.2x	9.0x
Ryan’s Restaurant Group Inc.	Buffets Inc	ANNOUNCED	822.5	98.9	63.5	36.5	706.2	832.1	1.0x	8.4x	13.1x
Main Street Restaurant Group	Briad Main Street, Inc.	June 29, 2006	243.6	18.2	8.2	2.9	120.7	143.6	0.6x	7.9x	17.4x
Dave & Buster’s, Inc.	Wellspring Capital	March 8, 2006	453.6	63.1	21.3	9.2	271.4	359.9	0.8x	5.7x	16.9x
Fox & Hound Restaurant Group	Newcastle Partners and Steel Partners	February 24, 2006	164.7	21.1	12.4	8.5	175.3	182.2	1.1x	8.2x	14.7x
Worldwide Restaurant Concepts	Pacific Equity Partners	September 22, 2005	359.5	24.5	12.1	8.1	219.4	201.4	0.6x	8.2x	16.6x
Whistle Junction / EACO Corp.	Banner Buffets LLC	July 1, 2005	N/A	N/A	N/A	N/A	26.0	30.0	N/A	N/A	N/A
Quality Dining	Management	April 13, 2005	239.5	23.0	12.6	3.7	37.2	116.1	0.5x	5.1x	9.2x
Chevy’s	Real Mex Restaurants	January 11, 2005	N/A	N/A	N/A	N/A	85.2	86.1	N/M	N/M	N/M
Mimi’s Café	Bob Evans	July 7, 2004	252.6	19.0	10.7	(0.1)	107.9	182.0	0.7x	9.6x	17.0x
Garden Fresh Restaurant Corp.	Fairmont Capital	March 10, 2004	220.5	24.7	10.3	3.8	103.8	131.6	0.6x	5.3x	12.8x
Ninety-Nine Restaurants, Inc.	O’Charley’s, Inc.	January 27, 2003	196.4	27.2	21.5	17.6	157.3	147.3	0.8x	5.4x	6.9x
Saltgrass Steak House	Landry’s Restaurants, Inc.	October 1, 2002	100.0	13.0	N/A	N/A	N/M	75.0	0.8x	5.8x	N/M
		Mean:	$356.7	$36.4	$21.4	$11.1	$230.3	$240.3	0.7x	7.4x	$14.4
		Median:	248.1	24.6	12.6	8.5	157.3	182.0	0.7x	7.1x	14.7

1 Market value of equity plus net debt.
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Valuation Overview	Proprietary & Confidential

Relative Stock Chart
Source: Factset as of November 2, 2006.
Note: Comparable Companies Index includes APPB, RARE, LNY, DRI, EAT&RI.
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Valuation Overview	Proprietary & Confidential

Discounted Cash Flow Analysis
($ in millions, except per share data)
Assumptions
•	Discount rate range based on WACC of selected peer group (as presented in the Appendix).

•	Under the Management Plan, the DCF analysis yields a terminal value as a percent of total of approximately 69% to 80%.

•	For Management’s Downside Case, the DCF analysis yields a terminal value as a percent of total of approximately 69% to 79%.
Management Plan
WACC

	Price Per Share
	Free Cash Flow Growth After 2011
	1.50%	1.75%	2.00%	2.25%	2.50%
9.00%	$37.47	$38.63	$39.88	$41.22	$42.66
9.50%	34.84	35.84	36.91	38.05	39.28
10.00%	32.54	33.41	34.33	35.31	36.36
10.50%	30.50	31.27	32.07	32.92	33.83
11.00%	28.70	29.37	30.08	30.82	31.61

	Price Per Share
	Multiple of 2011 EBITDA
	6.5x	6.8x	7.0x	7.3x	7.5x
9.00%	$41.28	$42.64	$43.99	$45.35	$46.70
9.50%	40.49	41.81	43.14	44.46	45.78
10.00%	39.71	41.01	42.30	43.59	44.89
10.50%	38.96	40.22	41.49	42.75	44.02
11.00%	38.22	39.46	40.70	41.93	43.17
Management’s Downside Case
WACC

	Price Per Share
	Free Cash Flow Growth After 2011
	1.50%	1.75%	2.00%	2.25%	2.50%
9.0%	$32.38	$33.47	$34.63	$35.88	$37.23
9.5%	30.09	31.03	32.03	33.10	34.25
10.0%	28.08	28.90	29.77	30.70	31.68
10.5%	26.31	27.03	27.79	28.60	29.45
11.0%	24.74	25.37	26.04	26.75	27.50

	Price Per Share
	Multiple of 2011 EBITDA
	6.5x	6.8x	7.0x	7.3x	7.5x
9.0%	$36.70	$37.92	$39.14	$40.36	$41.58
9.5%	35.98	37.17	38.36	39.56	40.75
10.0%	35.28	36.45	37.61	38.78	39.94
10.5%	34.60	35.74	36.88	38.02	39.16
11.0%	33.94	35.06	36.17	37.28	38.40
Note: Price per share calculated using fully diluted shares outstanding, which includes both vested and unvested options and restricted stock. Diluted options are calculated using the treasury stock method at the current trading share price of $33.19 as of November 2, 2006. Calculation provided in Appendix.
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Valuation Overview	Proprietary & Confidential

Present Value of Future Share Price
Present Value of Future Share Price

	Management Plan				Management’s Downside Case
	12/31/2007P		12/31/2008P		12/31/2007P		12/31/2008P
One Year Forward EPS Estimate (1)	$2.58	$2.58	$2.98	$2.98	$2.08	$2.08	$2.54	$2.54
Forward P/E Multiple	15. 0x	17.0x	15.0x	17.0x	15.0x	17.0x	15.0x	17.0x

Implied Year End Share Price	$38.66	$43.82	$44.74	$50.70	$31.20	$35.36	$38.10	$43.18
Present Value of Share Price (2)	$34.96	$39.62	$36.57	$41.45	$28.21	$31.97	$31.15	$35.30
Present Value of Dividends (3)	0.49	0.49	0.93	0.93	0.49	0.49	0.93	0.93

Total Per Share Present Value	$35.45	$40.11	$37.50	$42.38	$28.70	$32.46	$32.08	$36.23
Offer Price Premium/(Discount) to PV(4)	12.8%	(0.3%)	6.7%	(5.6%)	39.4%	23.2%	24.7%	10.4%

(1)	Based on EPS estimates provided by TAMPA management.

(2)	Future share price estimates discounted to 12/31/06 assuming a cost of equity of 10.6%. Detailed calculation of the cost of equity is provided in the appendix.

(3)	Present value of dividends assumes quarterly dividend of $0.13 per share discounted to 12/31/06 assuming a cost of equity of 10.6%.

(4)	Based on offer price of $40.00 per share.
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Valuation Overview	Proprietary & Confidential

LBO Analysis
•	Preliminary LBO analysis is based on the following assumptions:
–	Total leverage of 6.9x 12/31/06 EBITDA of $355.1 million; Adjusted leverage of 7.2x 2006(E) EBITDAR.

	Management Plan		Management’s Downside Case
Exit Multiple Range (Multiple of 2011 EBITDA)	7.00x	8.00x	6.00x	7.00x
Target Return Range	25.0%	19.0%	25.0%	19.0%

Implied Acquisition Multiple (9/30/06 LTM EBITDA)	8.08x	9.27x	7.12x	7.98x
Implied Share Price	$34.98	$40.08	$30.78	$34.58
Sources and Uses of Funds — For Illustrative Purposes Assumes 9.2x EBITDA Multiple

($ in millions)
Uses of Cash		Sources of Cash
					Cum. Adj. Multiple	Interest
Uses	Amount	Sources	Amount	% Total	of 2006(E) EBITDAR	Rates
Purchase of Equity(1)	$3,113	Senior Secured Debt	$1,100	31.1%	4.3x	L + 3.00%
Debt Retirement(2)	280	Bridge Facilities	1,330	37.6%	7.2x	L + 5.75%
Transaction Fees and Expenses	100	Sponsor Equity	1,103	31.2%
Cash Overfund for Unit Expansion	100
Less: Excess Cash (2)	60

Total	$3,533	Total	$3,533	100.0%

Note: Adjusted Leverage = (Total Debt + 8*Rent Expense)/(EBITDA + Rent Expense)
(1) Assumes basic share count of 74.7 million shares and funding of 11.6 million in-the-money options with weighted average exercise price of $29.13. Calculation provided in Appendix.
(2) Assumes estimated 12/31/2006 net debt of $219.8 million.
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Valuation Overview	Proprietary & Confidential

Premiums Paid Analysis
Median Premiums Paid
Less than $10 Billion and Greater than $1 billion from 1/1/02 to Present

	1 Day Prior	7-Days Prior	4-Weeks Prior
241 Public Company Transactions	20.0%	21.1%	24.8%
Implied Premium of Buyer Group $40.00 Offer	20.1%	21.0%	20.0%
Range of 4-week Premiums Paid
Less than $10 Billion and Greater than $1 billion from 1/1/02 to Present
Premium 4 Weeks Prior to Announcement Date
Source: SDC Platinum as of October 18, 2006.
22   |    Wachovia Securities Mergers & Acquisitions

Proprietary & Confidential
Appendix

Valuation Overview	Proprietary & Confidential

Summary Financials – Management Plan
•	The current projections below were provided by TAMPA management on October 18, 2006 and are referred to as the “Management Plan” throughout this presentation.

Historical and Projected Financial Summary - Management’s Plan
($ in thousands, except per share data)	FYE 12/31,	LTM	Projected Fiscal Year Ending December 31,
	2005	9/30/2006	2006E	FY 2007	FY 2008	FY 2009	FY 2010	FY 2011
Total Revenue	$3,594,915	$3,839,493	$3,912,298	$4,243,059	$4,436,242	$4,813,961	$5,217,542	$5,21
Total Revenue Growth	12.3%	n/a	8.6%	8.5%	4.6%	8.5%	8.4%	7.8%

EBITDAR (1)	475,383	471,639	462,119	527,717	599,134	656,552	730,196	784,931
EBITDAR Margin	13.2%	12.3%	11.8%	12.4%	13.5%	13.6%	14.0%	14.0%
ebitda(1)	382,269	366,062	355,119	415,916	481,607	529,046	592,625	637,455
EBITDA Margin	10.6%	9.5%	9.6%	10.4%	11.4%	11.5%	11.8%	11.8%

Net Income	152,686	113,453	105,514	146,477	195,574	227,902	266,788	294,984
Net Income Growth	(2.2%)	n/a	(29.5%)	38.8%	33.5%	16.5%	17.1%	10.6%

Adjusted Net Income	136,779	119,508	117,667	151,562	197,289	228,290	266,820	294,984

EPS	$1.99	$1.48	$1.38	$1.91	$2.56	$2.98	$3.49	$3.85
EPS Growth	(0.9%)	n/a	(29.5%)	38.8%	33.5%	16.5%	17.1%	10.6%

Adjusted EPS (2)	$1.79	$1.56	$1.54	$1.98	$2.58	$2.98	$3.49	$3.85
Adjusted EPS Growth	(13.6%)	n/a	(17.6%)	28.8%	30.2%	15.7%	16.9%	10.6%

Source: TAMPA management.

Note:	Wachovia assumes accounting adjustments noted in the press release dated October 25, 2006 will not affect the projections presented and utilized in this presentation nor have any material impact on historical financial results detailed herein.

Note:	Excludes Paul Lee’s Chinese Kitchen.
(1) Adjusted for asset impairments and non-cash PEP and LTIP expense.
(2) Adjusted for asset impairments, PEP conversion, and gain on restaurant disposal. 2005 also adjusted for options/123R and restricted stock.
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Appendix	Proprietary & Confidential

EBITDA Adjustments Detail
•	The following adjustments and addbacks have been provided by management and are included in EBITDA.
–	Accounting adjustments: Adjustment for gift card liability and lease accounting, per discussions with TAMPA management

–	PEP Conversion: Catch up expense for the accrued liability that occurred when the PEP plan was put in place at the beginning of 2006.

–	Ongoing PEP: Accrued annual expense from long term compensation plan for store operators. Operators accrue value in the form of phantom stock over a five year period, at the end of which the Company funds the obligation.

–	LTIP: Estimated annual expense of long term compensation plan for concept Presidents and Vice Presidents.

–	PEP/LTIP Plan Funding: Cash funding for PEP and LTIP expenses.

–	Options/123R and Restricted Stock: Fiscal year 2005 pro forma to reflect estimated expense.

	Management Plan’s EBITDAR and EBITDA Adjustments
	2005	LTM 9/30/06	2006P	2007P	2008P	2009P	2010P	2011P
Asset Impairments	15,896	13,556	10,112	n/a	n/a	n/a	n/a	n/a
Accounting Adjustments (1)	n/a	1,600	3,000	n/a	n/a	n/a	n/a	n/a
Partner Equity Program PEP Conversion	n/a	21,311	25,089	8,336	2,812	636	53	n/a
Ongoing PEP	n/a	15,974	21,341	26,722	27,437	29,103	30,882	32,718

Total Partner Equity Program	n/a	37,286	46,430	35,058	30,249	29,739	30,935	32,718
Long Term Incentive Plan	n/a	900	1,200	3,043	3,308	3,894	4,545	5,240
PEP/Long Term Incentive Plan Funding	n/a	(6,300)	(20,100)	(23,597)	(30,060)	(38,123)	(45,184)	(55,387)

Non-Cash PEP/LTIP Expense	n/a	31,886	27,530	14,504	3,497	(4,491)	(9,704)	(17,429)

Options/123R	(10,438)	(2,623)	n/a	n/a	n/a	n/a	n/a	n/a
Restricted Stock	(3,193)	(1,100)	n/a	n/a	n/a	n/a	n/a	n/a

Total Adjustments	2,265	43,318	40,642	14,504	3,497	(4,491)	(9,704)	(17,429)
Source: TAMPA management.
25   |    Wachovia Securities Mergers & Acquisitions

Appendix	Proprietary & Confidential

Price / Volume Chart
Source: FactSet as of November 2, 2006.
26   |   Wachovia Securities Mergers & Acquisitions

Appendix	Proprietary & Confidential

Price Histogram

Last Three Months
Price Range	# of Days Traded	Average Volume	Total Volume	Share Traded at or Above Range
$25.00 - $29.99	17	904,353	15,374,000	100.0%
$30.00 - $34.99	49	815,571	39,963,000	72.2%
$35.00 - $39.99	0	0	0	0.0%
$40.00 - $44.99	0	0	0	0.0%
$45.00 - $49.99	0	0	0	0.0%

Last Six Months
	# of Days	Average	Total	Share Traded at
Price Range	Traded	Volume	Volume	or Above Range
$25.00 - $29.99	21	1,103,381	23,171,000	100.0%
$30.00 - $34.99	68	794,676	54,038,000	80.5%
$35.00 - $39.99	31	1,056,871	32,763,000	34.9%
$40.00 - $44.99	10	860,300	8,603,000	7.3%
$45.00 - $49.99	0	0	0	0.0%

Last Twelve Months
	# of Days	Average	Total	Share Traded at
Price Range	Traded	Volume	Volume	or Above Range
$25.00 - $29.99	21	1,103,381	23,171,000	100.0%
$30.00 - $34.99	68	794,676	54,038,000	90.5%
$35.00 - $39.99	50	925,860	46,293,000	68.5%
$40.00 - $44.99	101	1,053,178	106,371,000	49.6%
$45.00 - $49.99	13	1,148,615	14,932,000	6.1%

Source: CapitalIQ as of November 2, 2006.
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Appendix	Proprietary & Confidential

Discounted Cash Flow Analysis — Summary Free Cash Flow
($ in millions, except per share data)
     Assumptions
•	Discount rate range based on WACC of selected peer group.

•	Under the Management Plan, the DCF analysis yields a terminal value as a percent of total of approximately 69% to 80%.

•	For Management’s Downside Case, the DCF analysis yields a terminal value as a percent of total of approximately 69% to 79%.
     Summary Free Cash Flow — Management Plan

($ in millions)	2007	2008	2009	2010	2011
Net Revenue	$4,243,059	$4,436,242	$4,813,961	$5,217,542	$5,622,321
EBITDA	415,916	481,607	529,046	592,625	637,455
Operating Income	250,416	308,286	346,499	395,605	426,359
Provision for Taxes	78,881	97,110	109,147	124,616	134,303

Unlevered Net Income	$171,535	$211,176	$237,352	$270,990	$292,056

Plus: Depreciation & Amortization	165,500	173,321	182,547	197,020	211,096
Less: Capital Expenditures	(201,217)	(215,281)	(225,123)	(232,971)	(212,046)
Less: Working Capital (Needs) / Inflow	5,899	(3,924)	4,793	3,466	722
Plus: Non-cash expense line items & Other	14,740	3,290	(4,670)	(10,649)	(19,031)

Unlevered Free Cash Flow	$156,456	$168,581	$194,899	$227,855	$272,798

Summary Free Cash Flow — Management’s Downside Case

($ in millions)	2007	2008	2009	2010	2011
Net Revenue	$4,184,835	$4,335,648	$4,667,482	$5,016,284	$5,373,400
EBITDA	382,273	428,642	480,806	534,675	573,595
Operating Income	216,773	255,322	299,909	342,605	369,748
Provision for Taxes	68,283	80,426	94,471	107,920	116,471

Unlevered Net Income	$148,489	$174,896	$205,438	$234,684	$253,278

Plus: Depreciation & Amortization	165,500	173,321	180,897	192,070	203,846
Less: Capital Expenditures	(201,217)	(215,281)	(192,123)	(199,971)	(199,046)
Less: Working Capital (Needs) / Inflow	2,583	(5,941)	2,501	1,192	(834)
Plus: Non-cash expense line items & Other	14,729	3,287	(4,673)	(10,654)	(19,033)

Unlevered Free Cash Flow	$130,084	$130,281	$192,039	$217,321	$238,211

     Source: TAMPA management.
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Appendix	Proprietary & Confidential

Weighted Average Cost of Capital Calculation
Weighted Average Cost of Capital Calculation

Rate
Weighted Cost of Equity
Risk Free Rate (1)	4.8%

Risk Premium for Equities (2)	7.1%
Comparable Company Median Risk Factor (3)	0.90

Industry Specific Risk Premium for Equities (4)	6.4%
Small Size Company Premium (2)	(0.6%)

Total Premium for Equities (5)	5.8%

Cost of Equity (6)	10.6%
Weighting (3)	88.2%

Weighted Cost of Equity	9.3%

Weighted Cost of Debt
After Tax Cost at Prime Rate (7)	5.7%
Weighting (7)	11.8%

Weighted Cost of Debt	0.7%

Weighted Average Cost of Capital	10.0%

Footnotes:
(1) Yield on the 10-year U.S. Government Note as of October 17, 2006.
(2) Based on Ibbotson & Associates 2006 Yearbook.
(3) Based on the median beta for comparable publicly traded companies.
(4) Risk Premium for Equities x Specific Industry Risk Factor.
(5) Industry Specific Risk Premium for Equities + Small Size Company Premium.
(6) Risk Free Rate + Total Premium for Equities.
(7) After Tax Cost at Prime Rate defined as: Prime x (1 – Tax Rate).
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Appendix	Proprietary & Confidential

Treatment of Options and Determination of Share Count
(in millions, except per share data)
     • For the LBO analysis, vested and unvested in-the-money options are funded as part of the transaction proceeds.
     • For the DCF analysis, vested and unvested in-the-money options are included using the treasury method.
LBO Equity Value Calculation

Offer Price	$40.00
Basic Shares Outstanding (1)	74.685

Proceeds to Common	$2,987
In-the-Money Options Outstanding (2)	11.561
Consideration to Option Holders ($40.00)	$462
Less: Options Proceeds (WAEP: $29.13)	(337)

Net Proceeds to Option Holders	$126
Total Equity Value	$3,113
Implied Fully Diluted Share Count ($40.00)	77.827

(1) Basic shares outstanding includes 1.1 million restricted shares.
(2) In-the-money assuming offer price of $40.00 per share.
DCF Fully Diluted Share Count Calculation

Treasury Method Calculation
Basic Shares Outstanding (1)	74.685
Total Options Outstanding	15.083
Total In-the-Money(2)	7.922
Weighted Avg. Exercise Price	$25.92
Strike Proceeds:	$205.3
Shares Repurchased	6.167

Total Option Dilution	1.755

Fully Diluted Share Count	76.440

(1) Basic shares outstanding includes 1.1 million restricted shares.

(2) In-the-money assuming current trading price of $33.19 per share as of November 2, 2006.
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